                             STEPHEN M. BRETT, ESQ.
                    Tele-Communications International, Inc.
                                Terrace Tower II
                                5619 DTC Parkway
                         Englewood, Colorado 80111-3000


                                                                       EXHIBIT 5
                                                                       ---------



                    November 13, 1996

Board of Directors
Tele-Communications International, Inc.
Terrace Tower II
5619 DTC Parkway
Englewood, Colorado  80111-3000

Dear Sirs:

     I am Executive Vice President, Secretary and General Counsel of Tele-Communications, Inc., a Delaware corporation (the "Parent"), and Vice President and Secretary of Tele-Communications International, Inc., a Delaware corporation and a subsidiary of the Parent (the "Company"). This opinion is being delivered in connection with the filing of the Company's Registration Statement on Form S-8 (the "Registration Statement"), with respect to the registration under the Securities Act of 1933, as amended, of 1,000,000 shares of the Company's Series A Common Stock, par value $1.00 per share (the "Shares"), that are issuable upon the exercise of options granted or to be granted under the Tele-Communications International, Inc. 1996 Nonemployee Director Stock Option Plan (the "Plan").

     In connection therewith, I have examined, among other things, the originals, certified copies or copies otherwise identified to my satisfaction as being copies of originals, of the Restated Certificate of Incorporation and By-Laws of the Company; minutes of proceedings of the Company's Board of Directors, including committees thereof, relating to the adoption of the Plan and the reservation of shares for issuance thereunder; the Company's Proxy Statement, dated August 15, 1996, relating to the annual meeting of the Company's stockholders held on September 9, 1996; the Plan; the form of option agreement for options that have been granted or that may be granted under the Plan; and such other documents, records, certificates of public officials and questions of law as I deemed necessary or appropriate for the purpose of this opinion. In rendering this opinion, I have relied, to the extent I deemed such reliance appropriate, on certificates of officers of the Company as to factual matters.
I have assumed the authenticity of all documents submitted to me as originals and the conformity to authentic original documents of all documents submitted to me as certified, conformed or reproduction copies. I have further assumed that there will be no changes in applicable law between the date of this opinion and the date Shares are issued or sold pursuant to the Plan and the Registration Statement.

     Based upon the foregoing, I am of the opinion that Shares that may be issued and sold upon the exercise of options granted or to be granted under the Plan have been duly authorized and, when issued and sold in accordance with the terms of the Plan (and any applicable agreement pertaining to options granted or to be granted under the Plan), will be validly issued, fully paid and nonassessable.

     I hereby consent to the filing of this opinion as Exhibit 5 to the Registration Statement and to the reference to me contained therein under the heading "Item 5. Interest of Named Experts and Counsel" in Part II of the Registration Statement. In giving the foregoing consent, I do not admit that I am in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

                                 Very truly yours,



                                 /s/ Stephen M. Brett
                                 -----------------------------------------
                                 Stephen M. Brett, Esq.
                                 Vice President and Secretary